MicroCap Advisory

# MARKET AWARENESS AGREEMENT

THIS AGREEMENT, dated as June 27, 2025 ("Execution Date"), between Ten Holdings, Inc. (the "Company"), having its principal place of business at 1170 Wheeler Way Langhorne, PA 19047 and MicroCap Advisory, LLC ("Advisor"), a Florida Company with its registered office located at 7901 4th St N Suite 300 St. Petersburg, FL 33702; together known as (the "Parties").

**RECITALS**

**WHEREAS,** the Company seeks to acquire independent advisory and consulting services for its business endeavors;

**WHEREAS,** the Advisor is actively involved in providing advisory services and offering guidance to companies regarding their business operations, as described below;

**WHEREAS,** the Company intends to enlist the expertise of the Advisor to carry out specific consulting services on its behalf, and the Advisor is willing to provide such consulting services to the Company, subject to the terms and conditions outlined in this Agreement.

**NOW THEREFORE**, for the mutual promises contained herein, the parties hereto agree as follows:

**AGREEMENT**

## 1. ENGAGEMENT BY ADVISOR.

The Company hereby contracts the services of the Advisor, who willingly commits to making themselves available and providing, upon reasonable request from the Company, independent advisory and consulting services to the best of their abilities (referred to as the "Services"), in accordance with the terms and conditions outlined below.

## 2. SCOPE OF WORK - HIGH-LEVEL APPROACH AND DELIVERABLES.

It is important to emphasize that the Advisor's approach is characterized by a strong emphasis on collaboration and cooperation.

All parties involved in this Agreement acknowledge that the scope of work outlined below will be implemented in conjunction with any ongoing PR/IR, communication, and investor outreach initiatives undertaken by the company. The Advisor will closely collaborate with the Company on all PR/IR, communication, and investor outreach efforts carried out prior to the completion of the following steps. Upon completion, these parallel paths will converge into a unified approach.

Our objective is to streamline the process and deliver the most effective and efficient outcome, which entails developing a clear, impactful, and marketable corporate investor positioning strategy. This strategy will serve as the foundation for the entire investor communications program. The following outlines the steps involved in the development of an Investor Communications & Awareness Strategy.

Step 1: Discovery

- Review of current market positioning, ad campaigns, emails, social media posts, etc.
- Review of company competitors and key differentiators
- Review management calendar for press releases and corporate milestones expected/projected for the next 6 months

Step 2: Creation of deliverables

- Determine positioning strategy
- Create a media outreach plan
- Review of PR/event calendar

Step 3: Creation of Marketing Collateral

- Digital ads used for PPC and SMM
- Landing page/s

Step 4: Campaign Details and Contact Points

- Website and Landing Page Addresses
- Postal Address and Phone Number
- Link to Privacy Policy for collection and use of data
- Link to Contact Us page with contact methods

Credentials to the campaign and landing page for back-end website access, so Advisor can add:

- Cookies
- Links
- Push notification,
- QR codes, and
- Other tools as needed

Social Media:

- Provide screen names and/or URLs for all social media accounts

Step 5: Implementation

- Continuous data collection, analysis, learnings and updates of content, channels, and target audience.

**3. COMPENSATION.**

The Parties have reached an agreement regarding the compensation of the Advisor. Upon the execution of this Agreement, the Advisor will receive a total compensation of $15,000 for all Communication and Awareness Campaign Set-up fees as well as Advisory fees, encompassing Step 1 through Step 4 mentioned above. It is estimated that the completion of these tasks will require approximately 2 weeks.

The Company acknowledges that the marketing/media plan requires a significant monthly budget, which will be due one week prior to the start of the respective monthly period that the payment will fund. For the term of this Agreement, the Company agrees to pay $100,000 per month, with the first payment made one week following the Execution date of this Agreement.

As an additional consideration for this Agreement, the Company agrees to:

Issue 500,000 warrants to the Advisor or its designees. These warrants will be exercisable for a period of two (2) years at a price of $0.40 per share. The shares underlying the warrants will be included in any registration statement filed by the Company with the SEC. In the event the shares underlying the warrants are not registered in an effective registration statement, the warrants will have a cashless exercise provision.

In the event the Company effects a reverse stock split during the term of this Agreement, the exercise price of the warrants shall be automatically adjusted to equal a 20% discount to the average closing price of the Company's common stock over the five (5) trading days immediately following the effective date of such reverse stock split.

All warrants issued to the Advisor or its designees shall be deemed fully earned as of the Execution Date of this Agreement and shall be treated as such for all purposes, including the commencement of any applicable holding period under Rule 144. Notwithstanding the foregoing, in the event this Agreement is terminated prior to the expiration of the Term, the Advisor agrees, solely as a professional courtesy and without any legal obligation, to return to the Company a pro rata portion of the warrants based on the elapsed duration of the Agreement relative to the full Term. The exact number of warrants to be returned shall be mutually agreed upon by the Company and the Advisor in good faith.

Additionally, the Company will reimburse the Advisor for any pre-approved expenses incurred, which may include external costs such as analyst reports and travel expenses. The Advisor will submit an itemized statement for these expenses, and the Company will make the payment within thirty (30) days of receipt.

## 4. AGREEMENT TERM.

This Agreement shall remain in effect for a period of six (6) months from the Execution Date (the "Term"). Following the initial sixty (60) days of the Term, either party may terminate this Agreement without cause by providing the other party with at least thirty (30) days' prior written notice, which may be delivered by email. Termination shall be effective as of the date specified in the notice. Upon the effective date of termination, no further payments, fees, or compensation shall be owed by either party.

This Agreement will govern all the services provided by the Advisor, as well as any additional services agreed upon by the Parties.

## 5. CONFIDENTIALITY.

The Advisor acknowledges that the Company will provide certain confidential information related to the Project ("Confidential Information"). The Advisor agrees to disclose this Confidential Information only to its employees, advisors, or agents who have a legitimate need to access such information, or to advisors working directly with the Company. The definition of Confidential Information does not include information that (i) the Advisor already possesses prior to receiving it from the Company, (ii) becomes publicly available through means other than a breach of this agreement by the Advisor, or (iii) the Advisor can lawfully obtain or develop independently without violating any obligations under this agreement.

## 6. INDEPENDENT CONTRACTOR.

It is explicitly agreed that the Advisor is functioning as an independent contractor while providing services under this Agreement. The intention of this Agreement is not to establish an employer-employee relationship, nor does it create a joint venture or partnership between the Company and the Advisor. The Advisor assumes full responsibility for all applicable federal, state, and other taxes related to their compensation under this

Agreement. The Company will not withhold or pay any taxes on behalf of the Advisor, including but not limited to social security, federal, state, and local income taxes.

As the Advisor operates solely as an independent contractor under this Agreement, they are not entitled to insurance or other benefits typically provided by the Company to its employees. Although the Duties and Responsibilities outlined for the Advisor may, from a legal standpoint, classify them as an agent of the Company, the Advisor does not possess the authority to bind the Company to any agreements or assume responsibility for its operations in any way.

## 7. INTEGRATION.

This Agreement represents the complete and comprehensive understanding between the parties concerning the subject matter discussed herein. It supersedes and nullifies all previous negotiations, discussions, agreements, and understandings relating to said subject matter. Any modifications or amendments to this Agreement must be made through a written instrument signed by both parties involved.

## 8. REPRESENTATION AND WARRANTIES.

The Company represents that they have full power, capacity, and authority to execute and deliver this Agreement and that the execution and delivery thereof will constitute a legal, valid, and binding obligation of the Company.

## 9. ASSIGNMENT.

This Agreement is being entered into based on and in consideration of the unique skills and qualifications of the Advisor. Neither the Advisor nor the Company shall assign or transfer the obligations incurred under the terms of this Agreement voluntarily or by operation of law without the prior written consent of the other party. However, the Company may assign this Agreement to its parent company or any successor without the prior written consent of the Advisor, which is deemed granted by the Advisor's acceptance of this Agreement. Any attempt by either party to assign or transfer its obligations under this Agreement without such consent, except as mentioned above, shall be deemed null and void.

## 10. PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

a. The Company has conceived, developed, and currently possesses certain proprietary rights and information, which include, but are not limited to, its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, designs, technical data, processes, know-how, formulas, databases, computer programs, trade secrets, intangible assets, and industrial or proprietary property rights. These may or may not be directly or indirectly related to the Company's business. Any documentation, media, or tangible embodiment associated with the aforementioned information, as well as any proprietary rights therein, are collectively referred to as "Proprietary Information."

b. General Restrictions on Use. The Advisor agrees to maintain strict confidentiality of all Proprietary Information and refrain from directly or indirectly disclosing, using, copying, publishing, summarizing, or removing from the Company's premises or control any Proprietary Information (or any other property of the Company), except under the following circumstances: (i) during the consulting relationship, to the extent necessary and authorized to fulfill the Advisor's responsibilities under this Agreement, and (ii) after the termination of the consulting relationship, only as explicitly authorized in writing by the Company. However, these restrictions shall not apply to the following: (x) information that the Advisor can demonstrate was lawfully in their possession prior to its disclosure by the Company; (y) information obtained from a third party who

lawfully developed it independently of the Company or received it from the Company under non-confidential conditions; or (z) information that is generally available to the public at the time of disclosure.

c. Ownership of Work Product. All work product, as defined below, created by the Advisor shall be considered work made for hire and exclusively owned by the Company and its designees. In the event that, by operation of law, the ownership of any work product, including related intellectual property rights, is not automatically assigned to the Company upon its creation, the Advisor agrees to assign and hereby assigns such ownership to the Company and its designees. "Work Product" refers to any writings (including Excel, PowerPoint, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or objects produced as a result of the Advisor's work or delivered by the Advisor while performing their duties under this Agreement.

**11. TERMINATION.**

This Agreement may be terminated under the following circumstances:

a. If the Advisor commits a material breach of this Agreement and fails to remedy such breach within thirty (30) days after receiving a written demand from the Company specifying the nature of the breach.

b. If the Advisor engages in actions or experiences events that significantly impede their ability to fulfill their responsibilities to the Company in good faith, such as: (i) being convicted of a felony; (ii) being convicted of any other crime that demonstrates a lack of honesty or moral turpitude; (iii) engaging in drug or alcohol abuse; or (iv) displaying acts of dishonesty, gross negligence, or gross misconduct.

In the event of termination based on (iii) and/or (iv) above, the Company will not be obligated to provide additional compensation to the Advisor for any services rendered up to the termination date, regardless of any potential future services that may have been anticipated.

**12. GENERAL PROVISIONS.**

a. *Governing Law and Jurisdiction*. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

b. *Attorneys' Fees*. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

c. *Entire Agreement*. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

d. *Binding.* Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

e. *Notices.* All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

| | |
|---|---|
| Company: | Ten Holdings, Inc.<br>Attn: Randolph Wilson Jones III<br>1170 Wheeler Way<br>Langhorne, PA 19047<br>Phone: (800) 909-9598<br>Email: rjones@tenevents.com |
| Advisor: | MicroCap Advisory, LLC<br>Attn: Edward C. DeFeudis<br>7901 4th St N Suite 300 St.<br>Petersburg, FL 33702<br>Mobile: (424) 330-4892<br>ted@microcapadvisory.com |

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed. Notices may also be sent via computer generated electronic mail (so-called "email") to the email addresses set forth above with a written receipt acknowledged by the recipient.

f. *Unenforceable Terms*. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

g. *Execution in Counterparts*. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

h. *Further Assurance*. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

i. *Miscellaneous Provisions*. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

j. *Entire Agreement*. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in

writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

k. *No Oral Change; Waiver*. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

l. *Non-Circumvent*. The Company hereby expressly covenants and agrees not to engage in any discussions or negotiations or to execute any agreement, understanding or undertaking whatsoever with any person or entity that introduced by the Advisor, without the consent and approval of the Advisor including third parties who may be interested in providing or receiving financing of any kind (a "Financing") or in entering into a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, collaboration, strategic alliance or other similar transaction (any such transaction, a "Transaction").

m. *Not Acting as a Broker-Dealer/Legal*. The Company hereby acknowledges that Advisor is not a licensed broker-dealer and is not raising capital for the Company. The Company also acknowledges that the Advisor is not providing any legal services on behalf of the Company.

**13. INDEMNIFICATION.**

Advisor agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Advisor or Advisor's assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Advisor is not an independent contractor, (iii) any material breach by the Advisor or Advisor's assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information, (iv) any failure of Advisor to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party's rights resulting in whole or in part from the Company's use of the deliverables of Advisor under this Agreement.

Company agrees to indemnify and hold harmless the Advisor and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with any negligent, reckless or intentionally wrongful act of the Company or the Company's officers, directors, employees, contractors or agents.

**14. WARRANTIES AND REPRESENTATIONS.**

Advisor's advisory services are provided on a best-efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Advisor's advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Advisor. Advisor represents and warrants to Company that (a) he is under no contractual or legal restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

**15. MISCELLANEOUS.**

The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions hereof; and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

This agreement will survive Bankruptcy, sale of company and/or change in company structure.

Nothing in this Agreement shall be construed to make the parties partners, joint venture's, representatives, or agents of each other, nor shall either party so hold itself out.

**IN WITNESS WHEREOF**, the Parties hereto have executed this Agreement as of the day and year first above written.

| | |
|---|---|
| **"COMPANY"** | **"ADVISOR"** |
| **TEN HOLDINGS, INC.** | **MICROCAP ADVISORY, LLC** |
| By: Signed by: Randolph W Jones III 834749295BDC4F8... | By: [signature] |
| Randolph Wilson Jones III, CEO | Edward C. DeFeudis, Managing Member |
| Date: 7/18/2025 | Date: 07/18/2025 |